EMPLOYMENT AGREEMENT

(Thomas F. Connerty)

This EMPLOYMENT AGREEMENT, dated November 30, 2007 (this "Agreement"), is between NutriSystem, Inc., a Delaware corporation (the "Company"), and Thomas F .Connerty (the "Employee").

The Employee and the Company are parties to the Employment Agreement, dated October 4, 2004, which became effective on November 30, 2004 (the "2004 Employment Agreement"), and desire to amend and restate the 2004 Employment Agreement to provide for the continued employment of the Employee as set forth herein.

The Company and the Employee, each intending to be legally bound by this Agreement, agree as follows:

  Effective Date

  This Agreement shall amend and restate the 2004 Employment Agreement effective November 30, 2007 (the "Effective Date").

  Employment

  The Employee shall be the Executive Vice President, Program Development and Chief Marketing Officer of the Company and shall perform duties consistent with this position as are assigned by the Chief Operating Officer, Chief Executive Officer or the Board of Directors of the Company (the "Board"). The Employee shall report directly to the Chief Operating Officer and be an executive officer of the Company.

  Performance

  The Employee shall devote substantially all of his business time and efforts to the performance of his duties under this Agreement during normal business hours.

  Term

  The term of employment under this Agreement begins on the Effective Date and extends for five (5) years (the "Employment Term"). The Employment Term may be terminated early as provided in Sections 9 through 13 of this Agreement.

  Salary

  The Employee's annual salary (the "Salary") is payable in installments when the Company customarily pays its officers (but no less often than twice per month). Commencing on the Effective Date, the Salary shall be at the initial rate of $350,000 (the "Initial Salary"). The Board or the Compensation Committee shall review the Salary at least once a year. The Salary shall never be less than the Initial Salary.

  Stock Grant

  On the Effective Date, the Employee will receive restricted common stock valued at $2,000,000 (the "Stock Grant"). The number of restricted shares to be granted in the Stock Grant shall equal $2,000,000 divided by the closing price per share of the Company's common stock on the Effective Date. The Stock Grant will vest in four (4) equal annual installments of 20% over four (4) years from the Effective Date, and in one installment of 20% on April 1, 2009. The terms and conditions of the Stock Grant shall be set forth in the Stock Award Agreement for the Stock Grant, which shall be in the form of Appendix A hereto (the "Stock Award Agreement").

  Bonus

  The Employee shall be entitled to participate in any bonus programs established by the Chief Executive or the Compensation Committee, so long as the Employee is an employee in good standing with the Company on the date of any bonus payment, including a target bonus (the "Target Bonus") with a potential to achieve a stretch bonus in case of extraordinary performance (the "Stretch Bonus"). All bonus programs, as well as the goals for achieving the Target Bonus and the Stretch Bonus, are at the discretion of the Board or the Compensation Committee.

  For 2007, the Target Bonus shall be up to 50% of Total Salary Earned (as defined below), and the Stretch Bonus shall be up to 100% of Total Salary Earned. For 2008 and thereafter, the Target Bonus shall be up to 70% of Total Salary Earned and the Stretch Bonus shall be up to 130% of Total Salary Earned. For purposes of this Agreement, the term "Total Salary Earned" for a year shall mean the aggregate amount of the compensation earned as salary by the Employee from the Company for such year.

  Confidential Information, Non-Competition and Non-Solicitation

  The Employee agrees to execute and be covered by the terms of the Company's standard Confidential Information, Invention and Non-Competition Agreement upon the commencement of employment with the Company, which shall be in the form of Appendix B hereto.

  Death

  If the Employee dies during the Employment Term, then the Employment Term shall terminate, and thereafter the Company shall not have any further liability or obligation to the Employee, the Employee's executors, administrators, heirs, assigns or any other person claiming under or through the Employee, under this Agreement, except that the Employee's estate shall receive any unpaid Salary that has accrued through the date of termination, and except as provided in the Stock Award Agreement with respect to the Stock Grant.

  Total Disability

  If the Employee becomes "totally disabled," then the Employment Term shall terminate, and thereafter the Company shall have no further liability or obligation to the Employee under this Agreement, except that the Employee shall receive (a) any unpaid Salary that has accrued through the date of termination, (b) continued Salary for one month following the date the Employee is considered totally disabled, and (c) whatever benefits that the Employee may be entitled to receive under any then existing disability benefit plans of the Company, and except as provided in the Stock Award Agreement with respect to the Stock Grant.

  The term "totally disabled" means: (a) if the Employee is considered totally disabled under the Company's group disability plan in effect at that time, if any, or (b) in the absence of any such plan, under applicable Social Security regulations.

  Termination for Cause

  The Company may terminate the Employee for "cause" immediately upon notice from the Company. If the Employee is terminated for "cause", then the Employment Term shall terminate and thereafter the Company shall not have any further liability or obligation to the Employee under this Agreement, except that the Employee shall receive any unpaid Salary that has accrued through the date of termination.

  The term "cause" means: (a) the Employee is convicted of a felony, or (b) in the reasonable determination of the Board, the Employee has done any one of the following: (1) committed an act of fraud, embezzlement, or theft in connection with the Employee's duties in the course of his employment with the Company, (2) caused intentional, wrongful damage to the property of the Company, (3) materially breached (other than by reason of illness, injury or incapacity) the Employee's obligations under this Agreement or under any written confidentiality, non-competition, or non-solicitation agreement between the Employee and the Company, that the Employee shall not have remedied within 30 days after receiving written notice from the Board specifying the details of the breach, or (4) engaged in gross misconduct or gross negligence in the course of the Employee's employment with the Company.

  Termination by the Employee

  The Employee may terminate this Agreement by giving the Company written notice of termination one month in advance of the termination date. The Company may waive this notice period and set an earlier termination date. If the Employee terminates this Agreement, then on the termination date, the Employment Term shall terminate and thereafter the Company shall have no further liability or obligation to the Employee under this Agreement, except that the Employee shall receive any unpaid Salary that has accrued through the termination date. After the termination date, the Employee shall be required to adhere to the covenants against non-competition and non-solicitation described in Section 8 of this Agreement.

  Termination without Cause by the Company

  The Company may terminate the Employee without "cause" by giving the Employee written notice of termination one month in advance of the termination date. The Employee may waive this notice period and set an earlier termination date. If the Employee is terminated without "cause," then the Employment Term shall terminate and thereafter the Employee shall be entitled only to the following under this Agreement:

    the Company will pay to the Employee a lump sum severance payment in the amount equal to the sum of (i) 12 months of the Salary then in effect, and (ii) the value of the premium cost to the Company to continue the Employee on the Company's group life and AD&D policy for the 12 month period following the Employee's termination date; and
    the Employee's group healthcare coverage will be continued for 12 months, at the Employee's normal contribution rates, and the periods for Employee's covenants against non-competition (as described in Section 8 of this Agreement) shall be reduced by 50%, from the period contained in the Agreement referred to in Section 7 above, and the Employee will not receive any bonus payments, unless the termination date is within 60 days of the bonus payment date, and as provided in the Stock Award Agreement with respect to the Stock Grant, and the Employee and the Company will enter into a mutual general release.
  Change of Control

  In the event a Change of Control occurs during the Employment Term, on the date of the Change of Control, the Employee shall become 100% vested in the Stock Grant.

  For purposes of this Agreement, the term "Change of Control" shall mean the consummation of any of the following events:

      any sale, lease, exchange, or other transfer of all or substantially all of the assets of the Company to any other person or entity other than a wholly-owned subsidiary of the Company (in one transaction or a series of related transactions);
      dissolution or liquidation of the Company;
      when any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting securities (based upon voting power), or any reorganization, merger, consolidation, or similar transaction or series of transactions that results in the record holders of the voting stock of the Company immediately prior to such transaction or series of transactions holding immediately following such transaction or series of transactions less than 50% of the outstanding shares of any of the voting securities (based upon voting power) of any one of the following: (1) the Company, (2) any entity which owns (directly or indirectly) the stock of the Company, (3) any entity with which the Company has merged, or (4) any entity that owns an entity with which the Company has merged.
  Governing Law/Jurisdiction

  This Agreement is governed by Pennsylvania law. Any disputes, actions, claims or causes of action arising out of or in connection with the terms of this Agreement or the employment relationship between the Company and the Employee shall be subject to the exclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania or the Pennsylvania state courts located in Montgomery County.

  Entire Agreement; Amendments

  This Agreement sets forth the entire understanding among the parties hereto, and shall supercede all prior employment, severance and change of control agreements, including the 2004 Employment Agreement, and any related agreements that the Employee has with the Company or any subsidiary, or any predecessor company.

  This Agreement may not be modified or amended in any way except by a written amendment executed by the Employee and the Company.

  No Assignment

  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable in whole or in part by the Employee.

  Jury Trial Waiver

The parties hereby agree that they shall and do waive trial by jury in any action, proceeding or counterclaim, whether at law or at equity, brought by either of them, or in any manner whatsoever, which arises out of or is connected in any way with this Agreement or with the employment relationship established between them.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto duly executed this Employment Agreement as of the day and year first written above.

NUTRISYSTEM, INC.: By: /s/ Michael J. Hagan Name: Michael J. Hagan Title: Chairman and CEO EMPLOYEE: /s/ Thomas F. Connerty Name: Thomas F. Connerty

APPENDIX A

NUTRISYSTEM, INC.

2000 EQUITY INCENTIVE PLAN FOR EMPLOYEES

STOCK AWARD AGREEMENT

(Thomas F. Connerty)

APPENDIX B

NONDISCLOSURE AND NONCOMPETE AGREEMENT
FOR MANAGEMENT EMPLOYEES

(Thomas F. Connerty)